UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AEROJET ROCKETDYNE HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS HOLDINGS L.P.

SPH GROUP HOLDINGS LLC

SPH GROUP LLC

STEEL PARTNERS HOLDINGS GP INC.

WEBFINANCIAL HOLDING CORPORATION

STEEL EXCEL, INC.

STEEL PARTNERS LTD.

WARREN G. LICHTENSTEIN

JAMES R. HENDERSON

JOANNE M. MAGUIRE

AUDREY A. MCNIFF

AIMEE J. NELSON

MARTIN TURCHIN

HEIDI R. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 26, 2022, Warren Lichtenstein, Executive Chairman of Aerojet Rocketdyne Holdings, Inc. (the “Company”), issued the following press release and open letter to the Company’s shareholders:

Warren Lichtenstein, Executive Chairman of Aerojet Rocketdyne, Issues Letter to Fellow Shareholders

Asserts That Rogue Chief Executive Officer Eileen Drake Is Pursuing a Self-Serving and Unjustifiable Takeover of the Board via a Risky Special Meeting

Contends Handing Control to Ms. Drake, Who Owns Very Little Stock, Has Performed Poorly as CEO and Has Broken the Law, Would Place Shareholders at Grave Risk and Trigger Costly Change-of-Control Provisions

Highlights That Ms. Drake Broke the Law by Misusing Company Resources to Pursue Her Personal Takeover Campaign and Was Hit with a Temporary Restraining Order by a Delaware Court Preventing Her from Continuing to Use Corporate Resources for Her Personal Benefit

Has Proposed Holding the 2022 Annual Meeting on June 27, Within One Week of the Date That Ms. Drake Is Proposing for Her Special Meeting, Provided the Trial Over Ms. Drake’s Improper Use of Company Resources Concludes on May 27

Reiterates the Lichtenstein Slate, Which Includes Four Sitting Directors, Possesses a Vision for Achieving Superior Value Creation, Whereas Ms. Drake’s Slate Has Articulated No Viable Plan for the Company

NEW YORK--(BUSINESS WIRE)--Warren Lichtenstein, who is the Executive Chairman of the Board of Directors (the “Board”) of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) (“Aerojet Rocketdyne” or the “Company”), and who, collectively with his affiliates and the participants in his solicitation, owns approximately 5.2% of the Company's outstanding shares and has nominated seven highly qualified candidates for election to the Board at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”), today issued the below letter in his personal capacity.

***

Fellow Shareholders,

I have served as the Chairman or Executive Chairman of Aerojet Rocketdyne since 2013 and presided over significant shareholder value creation – with the Company’s market capitalization going from approximately $600 million when I joined the Board as a director in 2008 to approximately $3.3 billion today. I also serve as the Chairman of Steel Partners, which is one of the largest long-term shareholders of Aerojet Rocketdyne. We purchased stock in the Company over 15 years ago and currently own approximately 5.2% of the outstanding shares. Steel Partners is completely aligned with you, as shown by our sizable ownership position and track record of helping drive total shareholder returns of more than 250% since receiving boardroom representation over 15 years ago. That is why we have endeavored to invest our own capital and resources in a campaign to install a more aligned, credible and experienced Board that can help reverse the damage done to Aerojet Rocketdyne by rogue Chief Executive Officer Eileen Drake.

We plan to show during this campaign that Ms. Drake has broken the law and disseminated a number of false and misleading statements to shareholders.

We contend the single biggest risk to shareholder value right now is Ms. Drake’s misleading, self-serving and unjustifiable attempt to hijack control of the Company. In our view, Ms. Drake’s revolt began months ago, when she initiated a retaliatory internal investigation against me based on her belief that I was unhappy with her performance. She used the existence of that investigation, conducted at great cost to the Company, to avoid accountability for a number of growing performance problems and for failing to engage in any contingency planning in the event the merger with Lockheed Martin Corporation ("Lockheed Martin") fell through.

Those efforts to avoid accountability crystallized earlier this year when the merger fell through and peaked last week when she announced her effort to seize boardroom control at a special meeting of shareholders (the “Special Meeting"). Ms. Drake is now trying to take control without putting forth anything remotely resembling a viable plan and without providing shareholders the opportunity to see evidence against her at an upcoming trial in May over her alleged misuse of Company resources to advance her personal interests in violation of Delaware law and a temporary restraining order (“TRO”) entered by the Delaware Court of Chancery (the “Court”).

In short, Ms. Drake is hoping to delay that trial and schedule the Special Meeting to elect directors before evidence from the litigation as it becomes public. Instead, we are proposing the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) take place on June 27, 2022, provided the Court trial has concluded 30 days earlier. This will allow shareholders the opportunity to make a fully informed decision.

Ms. Drake’s position is especially contradictory when considering that she and her boardroom allies originally wanted to delay any shareholder vote until after litigation concluded. In her lawyers’ words, “the stockholder electorate should be fully informed and have the benefit of the trial in this matter in advance of voting.” Moreover, Ms. Drake’s recently filed proxy statement and public letter do not address the material risks associated with a rash change-of-control, including with respect to customer contracts, lender covenants or the nearly $30 million payday she would become eligible for under certain circumstances.

We are appalled by Ms. Drake’s disingenuous reasoning for seeking to call the Special Meeting. We believe Ms. Drake fears that next month’s trial will expose her violations of the law and failure to comply with the TRO. We suspect Ms. Drake also knows investors will not support a poorly performing CEO who owns so little stock after she has been found to have broken the law. The fact that Ms. Drake and her cohorts have been issuing their personal proxy solicitations in a manner and “look and feel” that make them appear to be official communications from the Company itself is shocking. She has continued to do this even after the Court explicitly rejected her request to use up to $10 million in Company resources to support her personal agenda.

I urge you to ignore Ms. Drake’s campaign of misdirection. We have no interest in delaying the Annual Meeting. The timeframe we have proposed is completely fair and reasonable, and, in fact, is within one week of the date of June 21 that Ms. Drake has proposed for the Special Meeting. We believe Ms. Drake’s accusation that we are intentionally seeking to delay the Annual Meeting is part of her “false flag” strategy of misleading shareholders.

We believe Ms. Drake lacks the credibility, ownership perspectives and strategic vision to continue serving as CEO – let alone hijack the Company at the Special Meeting by installing her own hand-picked Board. In our view, Ms. Drake’s status as a rogue executive and numerous failures as the Company’s CEO speak for themselves. Please note the following:

•	Poor Contingency Planning – Ms. Drake neglected to engage in sufficient contingency planning as the Lockheed Martin transaction faced months of mounting regulatory headwinds. We made repeated requests over the course of 2021 that the Company put in place a plan to ensure that it could continue to operate as a standalone entity from a position of strength in the event that the transaction could not be consummated. Ms. Drake ignored these requests.

•	Misuse of Resources – Ms. Drake and her boardroom allies were effectively rebuked by the Court’s entry of a TRO and its rejection of her request for authorization to use up to $10 million of Company money to support her proxy fight, and additional uncapped funds to launch meritless litigation against me. We believe there is clear evidence that Ms. Drake and her faction went on to violate the Court’s order, and we intend to present this evidence at a multi-day trial next month.

•	Unacceptable Underperformance – Ms. Drake presided over significant underperformance relative to the targets set by her management team in last year’s proxy statement for the Lockheed Martin transaction. Rather than accept accountability for these misses and the Company’s poor cash flow situation, she is apparently telling investors that there are no clear opportunities for enhancing margins and optimizing operations.

•	Playing Numbers Games – Given that Ms. Drake's compensation is impacted by the Company’s bookings, we contend she has continuously made short-sighted capital allocation decisions that put your best interests second to her attempts to line her pockets. Further, we believe that lagging cash flow, margins and revenue are the direct result of Ms. Drake’s limitations as an operator, including oversight of on-time delivery and production timelines.

•	Unprofessional Threats – Ms. Drake has threatened to quit and take her executive team with her, reflecting her seemingly vindictive management style. She also has consistently implied that the Company’s directors, including her own nominees, would be subject to litigation risks if they did not adopt her recommendations and views.

•	Talent Retention Issues – Ms. Drake lacks the ability to retain talent, as evidenced by high rates of historic attrition and the recent departure of her chief operating officer and general counsel.

•	Dissemination of Misinformation – Throughout Ms. Drake’s recent campaign, she has made wildly misleading statements and omissions, including regarding my compensation and Steel Partners’ standard filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In fact, however, my equity-focused compensation plan has always been directly tied to shareholder value creation. Steel Partners’ recent filing is simply a regulatory requirement for any future share purchases.

•	Weak Alignment with Shareholders – As far as we can tell, Ms. Drake has never – in all her years with the Company – purchased any shares on the open market. It seems outrageous for her to now seek full control of the Company when she will not even spend any of her millions of dollars in earnings to buy shares and improve her alignment with all shareholders.

•	Self-Serving and Wasteful Investigation – After I expressed concerns to the Board about her lack of contingency planning, Ms. Drake launched a costly, distracting and unnecessary investigation in retaliation against me – which had nothing to do with sexual harassment, operations, financial reporting or unlawful conduct. We find it odd that any corporate fiduciary could be investigated for pressing a company’s senior management to engage in contingency planning.

As we have said before, this contest for the future of Aerojet Rocketdyne should come down to which side is more credible. Our more than $150 million investment in the Company and record of championing shareholders’ interests for over 15 years speaks volumes. We have also already laid out a vision for implementing a systematic operating plan to revitalize Aerojet Rocketdyne and carrying out a transparent review of alternatives.

We look forward to continuing to stand up for shareholders’ rights in the weeks ahead. In due course, we will share more details regarding the ongoing litigations and our strategy.

Thank you for your consideration.

Warren G. Lichtenstein

Executive Chairman

Aerojet Rocketdyne Holdings, Inc.

***

Certain Information Concerning the Participants

Warren Lichtenstein and SPH Group Holdings LLC, a Delaware limited liability company (“SPHG Holdings”), who together with the other participants named herein (collectively, the “Steel Partners Group”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2022 annual meeting of stockholders of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”). This communication is being sent in the individual capacities of the members of the Steel Partners Group, and not by or on behalf of the Company. No Company resources were used in connection with these materials.

THE STEEL PARTNERS GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be SPHG Holdings, Steel Partners Holdings L.P., a Delaware limited partnership (“Steel Holdings”), SPH Group LLC, a Delaware limited liability company (“SPHG”), Steel Partners Holdings GP Inc., a Delaware corporation (“Steel Holdings GP”), WebFinancial Holding Corporation, a Delaware corporation (“WebFinancial”), Steel Excel, Inc., a Delaware corporation (“Steel Excel”), Steel Partners, Ltd., a Delaware corporation (“SPL”), Warren G. Lichtenstein, James R. Henderson, Joanne M. Maguire, Audrey A. McNiff, Aimee J. Nelson, Martin Turchin and Heidi R. Wood.

As of the date hereof, SPHG Holdings directly owned 1,497 shares of Common Stock, $0.10 par value, of the Company (the “Shares”), WebFinancial directly owned 3,482,572 Shares and Steel Excel directly owned 465,427 Shares. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, each of Steel Holdings and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by SPHG Holdings. SPHG owns 100% of the outstanding shares of common stock of WebFinancial. Accordingly, Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by WebFinancial. SPHG Holdings owns 100% of the outstanding shares of common stock of Steel Excel. Accordingly, each of Steel Holdings, SPHG, SPHG Holdings and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by Steel Excel. As of the date hereof, SPL directly owned 60,546 Shares. Mr. Lichtenstein is the Chief Executive Officer of SPL. Accordingly, Mr. Lichtenstein may be deemed to beneficially own the Shares directly owned by SPL. As of the date hereof, Warren G. Lichtenstein directly owned 207,953 Shares. An additional 526,695 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Lichtenstein pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 526,695 Shares are not deemed to be beneficially owned by Mr. Lichtenstein. As of the date hereof, James R. Henderson directly owned 48,107 Shares. An additional 83,986 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Henderson pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 83,986 Shares are not deemed to be beneficially owned by Mr. Henderson. As of the date hereof, Audrey A. McNiff directly owned 4,787 Shares. An additional 3,988 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Ms. McNiff pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 3,988 Shares are not deemed to be beneficially owned by Ms. McNiff. As of the date hereof, Martin Turchin directly owned 108,066 Shares. Additionally, Mr. Turchin beneficially owned indirectly an aggregate of 12,500 Shares held in several trusts of which he is a trustee. An additional 5,886 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Turchin pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 5,886 Shares are not deemed to be beneficially owned by Mr. Turchin. As of the date hereof, Joanne M. Maguire, Aimee J. Nelson and Heidi R. Wood did not beneficially own any securities of the Company.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Steel Partners Holdings L.P.’s (“SPLP”) current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," "will" and similar expressions. These forward-looking statements are based on information currently available to SPLP and are subject to risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the adverse effects of the COVID-19 pandemic to SPLP’s business, results of operations, financial condition and cash flows; material weaknesses in SPLP’s internal control over financial reporting; fluctuations in crude oil and other commodity prices; substantial cash funding requirements that may be required in the future as a result of certain of SPLP’s subsidiaries’ sponsorship of defined benefit pension plans; significant costs, including remediation costs, as a result of complying with environmental laws or failing to comply with other extensive regulations, including banking regulations; the impact of climate change legislation or regulations restricting emissions of greenhouse gases on costs and demand for SPLP’s services; impacts to SPLP’s liquidity or financial condition as a result of legislative and regulatory actions; SPLP’s ability to maintain sufficient cash flows from operations or through financings to meet its obligations under its senior credit facility; risks associated with SPLP’s business strategy of acquisitions; losses sustained in SPLP’s investment portfolio; the impact of interest rates on SPLP’s investments, such as increased interest rates or the use of a SOFR based interest rate in SPLP’s credit facilities; reliance on the intellectual property owned by others and SPLP’s ability to protect its own intellectual property and licenses; risks associated with conducting operations outside of the United States, including changes in trade policies and the costs or limitations of acquiring materials and products used in SPLP’s operations; risks of litigation; impacts to SPLP’s WebBank business as a result of the highly regulated environment in which it operates, as well as the risk of litigation regarding the processing of PPP loans and the risk that the SBA may not fund some or all PPP loan guaranties; potentially disruptive impacts from economic downturns in various sectors; loss of customers by SPLP’s subsidiaries as a result of not maintaining long-term contracts with customers; risks related to SPLP’s key members of management and the senior leadership team; SPLP’s agreement to indemnify its manager pursuant to its management agreement, which may incentivize the manager to take unnecessary risks; risks related to SPLP’s common and preferred units, including potential price reductions for current unitholders if additional common or preferred units are issued, as well as the lack of an active market for SPLP’s units as a result of transfer restrictions contained in SPLP’s partnership agreement; the ability of SPLP’s subsidiaries to fully use their tax benefits; impacts as a result of changes in tax rates, laws or regulations, including U.S. government tax reform; labor disruptions as a result of vaccine mandated by the United States federal government. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of SPLP's filings with the SEC, including SPLP's Form 10-K for the year ended December 31, 2021, for information regarding risk factors that could affect SPLP's results. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as otherwise required by law, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Contacts

For Investors:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

For Media:

Longacre Square Partners

Greg Marose / Joe Germani

gmarose@longacresquare.com / jgermani@longacresquare.com